Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2019 Results

Continued Year over Year Growth in Revenue, reflects Record Q3 Literacy Revenue and Bookings plus Growth in Consumer Revenue

ARLINGTON, VA —November 6, 2019 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Consolidated revenue increased 6% year over year to $45.5 million.
•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 18% year-over-year to a record $15.6 million.
•	Revenue within the Consumer Language segment increased 9% year-over-year to $15.8 million.
•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 6% year-over-year to $14.1 million.
•

Consolidated third quarter net loss was $2.9 million, an improvement from a net loss of $6.5 million in the same quarter a year ago, driven by higher revenues in our Lexia and Consumer Language segments and lower variable incentive compensation expense, partially offset by increased professional fees and sales and marketing expense.

•	Consolidated bookings were $81.5 million, an increase of 21% versus the third quarter of 2018.
•	Adjusted EBITDA, a non-GAAP financial measure, was $2.5 million in the third quarter 2019, an improvement from negative $0.7 million in the year-ago period.
•	At September 30, 2019 the Company had no debt outstanding and cash and cash equivalents totaled $36.2 million.

“Our third quarter results are largely indicative of the incredible products we offer to our customers to address real societal needs and the continued turnaround of our Language business,” said John Hass, Chairman and Chief Executive Officer.  “We generated record revenue within the Literacy segment and meaningful revenue growth in the Consumer Language segment. We were especially pleased that total bookings for the quarter grew 21% year over year.”

Mr. Hass continued, “We move into the fourth quarter of 2019 with momentum and look forward to a strong finish to 2019. We are excited to leverage our expertise in K-12, our portfolio of world class products and our iconic Rosetta Stone brand to offer literacy and language learning to a much wider and diverse addressable market.”

Third Quarter 2019 Review

Revenue: Total revenue in the third quarter of 2019 was $45.5 million, compared to $42.8 million in the third quarter of 2018, primarily due to an increase in Lexia and Consumer Language revenue, partially offset by a slight decline in E&E Language revenue.

Revenue at Lexia increased 18% year-over-year to $15.6 million. The increase in Lexia revenues was a function of continued strong retention and renewal rates.

Consumer Language segment revenue increased $1.3 million, or 9%, year-over-year to $15.8 million, reflecting stable bookings and the benefit of previously deferred subscription revenue. Subscribers grew 21% year-over-year to 539,000 at September 30, 2019. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 42% of the subscription unit mix at the end of the third quarter 2019, down from 43% at the end of the same quarter last year.  Consumer Language bookings totaled $16.3 million in Q3 2019, up year over year from $16.1 million.

E&E Language segment revenue decreased 6% year-over-year to $14.1 million. E&E language bookings increased $6.7 million, or 38% year-over-year, largely driven by the closing of the large custom content deal that was announced in August.

US$ thousands, except for percentages

	Three months ended September 30,
	2019	Mix %	2018	Mix %	% change
Revenue from:
Literacy	$15,587	34%	$13,215	31%	18%
E&E Language	14,074	31%	14,990	35%	(6)%
Consumer Language	15,795	35%	14,545	34%	9%
Total Revenue	$45,456	100%	$42,750	100%	6%

Net Loss:  In the third quarter 2019, the Company reported a net loss of $2.9 million, or $(0.12) per diluted share.  In the comparable period a year ago, the Company reported a net loss of $6.5 million, or $(0.28) per diluted share. The improvement in net loss of $3.6 million was driven by higher gross profit of $2.1 million and $2.0 million in lower variable incentive compensation expense based on reduced funding expectations, partially offset by increased professional fees and sales and marketing expenses during our peak selling season.

Balance Sheet: The Company had cash and cash equivalents of $36.2 million and no debt outstanding at September 30, 2019. Deferred revenue totaled $178.8 million at September 30, 2019, compared to $162.9 million at December 31, 2018. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $123.1 million, or approximately 69% of the total September 30, 2019 balance.

Free Cash Flow and Adjusted EBITDA: Net cash provided by operating activities was $29.1 million in the third quarter of 2019 compared to $14.5 million in the third quarter last year. Free cash flow, a non-GAAP financial measure, was $25.1 million in the third quarter 2019, compared to $10.9 million in the same period a year ago.

Adjusted EBITDA, a non-GAAP financial measure, was $2.5 million in the third quarter 2019, an improvement, compared to negative $0.7 million in the year-ago period.

2019 Outlook

The Company is providing the following guidance for the full year ending December 31, 2019 (US$ millions):

	Full Year
	2018 Actual	2019 Guidance
Revenue from:
Literacy	$52.8	$ ~62.0
Combined Language	120.8	~120.0
Total Revenue	$173.6	$ ~182.0
Consolidated Revenue Plus Change in Deferred Revenue	181.0	~197.0
GAAP Net Loss	(21.5)	~(15.0)
Adjusted EBITDA	0.2	~6.0
Operating Cash Flow[1]	10.4	~18.0
Capital Expenditures	16.9	~18.0
Ending Cash Balance[2]	$38.1	$ ~42.0

1 Includes approximately $4.5 million and $0.5 million of SOURCENEXT cash receipts in 2018 and 2019, respectively.

2 Assumes no debt.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Wednesday, November 13, 2019. Investors may dial into the replay using 1-412-317-6671 and passcode 13695547.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2018, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of
	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$36,205	$38,092
Restricted cash	45	82
Accounts receivable (net of allowance for doubtful accounts of $508 and $372 at September 30, 2019 and December 31, 2018, respectively)	33,093	21,950
Inventory	1,523	933
Deferred sales commissions	11,872	11,597
Prepaid expenses and other current assets	4,922	4,041
Total current assets	87,660	76,695
Deferred sales commissions	7,788	6,933
Property and equipment, net	40,206	36,405
Operating lease right-of-use assets	6,078	—
Intangible assets, net	14,699	15,850
Goodwill	48,678	49,239
Other assets	1,786	2,136
Total assets	$206,895	$187,258
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$8,757	$8,938
Accrued compensation	8,902	9,046
Income tax payable	192	328
Operating lease liabilities	1,701	—
Other current liabilities	11,436	13,925
Deferred revenue	123,103	113,378
Total current liabilities	154,091	145,615
Deferred revenue	55,729	49,507
Deferred income taxes	2,331	2,776
Operating lease liabilities	4,301	—
Other long-term liabilities	1,022	1,368
Total liabilities	217,474	199,266
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 25,060 and 24,426 shares issued, and 24,060 and 23,426 shares outstanding, at September 30, 2019 and December 31, 2018, respectively)	2	2
Additional paid-in capital	210,475	202,355
Treasury stock, at cost; 1,000 and 1,000 shares at September 30, 2019 and December 31, 2018, respectively)	(11,435)	(11,435)
Accumulated loss	(205,860)	(199,592)
Accumulated other comprehensive loss	(3,761)	(3,338)
Total stockholders' deficit	(10,579)	(12,008)
Total liabilities and stockholders' deficit	$206,895	$187,258

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue	$45,456	$42,750	$136,009	$129,060
Cost of revenue	9,416	8,768	26,703	26,132
Gross profit	36,040	33,982	109,306	102,928
Operating expenses
Sales and marketing	24,700	24,948	73,738	74,013
Research and development	5,517	6,465	17,031	18,790
General and administrative	8,687	8,510	25,945	25,366
Total operating expenses	38,904	39,923	116,714	118,169
Loss from operations	(2,864)	(5,941)	(7,408)	(15,241)
Other income and (expense):
Interest income	6	23	48	71
Interest expense	(119)	(82)	(278)	(246)
Other income and (expense)	(33)	99	1,282	(130)
Total other income and (expense)	(146)	40	1,052	(305)
Loss before income taxes	(3,010)	(5,901)	(6,356)	(15,546)
Income tax (benefit) expense	(93)	588	(88)	1,503
Net loss	$(2,917)	$(6,489)	$(6,268)	$(17,049)
Loss per share:
Basic	$(0.12)	$(0.28)	$(0.27)	$(0.75)
Diluted	$(0.12)	$(0.28)	$(0.27)	$(0.75)
Common shares and equivalents outstanding:
Basic weighted average shares	23,609	22,814	23,369	22,647
Diluted weighted average shares	23,609	22,814	23,369	22,647

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,917)	$(6,489)	$(6,268)	$(17,049)
Non-cash adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,412	1,452	3,988	3,388
Loss (gain) on foreign currency transactions	10	(94)	201	26
Bad debt expense	165	49	288	110
Depreciation and amortization	3,938	3,802	10,924	10,891
Operating lease costs	545	—	1,604	—
Deferred income tax (benefit) expense	(195)	320	(710)	437
(Gain) loss on disposal or sale of assets	5	29	(1,389)	12
Amortization of deferred financing costs	18	34	51	102
Net change in:
Accounts receivable	(7,726)	(9,445)	(11,552)	(8,314)
Inventory	129	433	(589)	1,856
Deferred sales commissions	(3,470)	(2,841)	(1,138)	(1,193)
Prepaid expenses and other current assets	(220)	785	(1,039)	875
Income tax receivable or payable	(90)	(50)	(139)	(397)
Other assets	331	(6)	242	(407)
Accounts payable	304	(1,645)	(162)	(36)
Accrued compensation	1,483	3,609	456	(979)
Other current liabilities	(574)	(421)	(1,898)	(3,969)
Operating lease liabilities	(515)	—	(1,575)	—
Other long-term liabilities	—	—	(31)	—
Deferred revenue	36,439	24,949	16,394	14,384
Net cash provided by (used in) operating activities	29,072	14,471	7,658	(263)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,011)	(3,564)	(13,720)	(11,700)
Proceeds from sale of assets	—	—	1,396	17
Net cash used in investing activities	(4,011)	(3,564)	(12,324)	(11,683)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	669	231	3,556	1,547
Proceeds from borrowings under credit facility	—	—	10,500	—
Repayments of borrowings under credit facility	(9,900)	—	(10,500)	—
Payment of deferred financing costs	—	(4)	(47)	(4)
Payments under financing lease liabilities	(109)	(111)	(331)	(336)
Net cash provided by (used in) financing activities	(9,340)	116	3,178	1,207
Increase (decrease) in cash, cash equivalents, and restricted cash	15,721	11,023	(1,488)	(10,739)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(277)	(124)	(436)	(400)
Net increase (decrease) in cash, cash equivalents, and restricted cash	15,444	10,899	(1,924)	(11,139)
Cash, cash equivalents, and restricted cash—beginning of period	20,806	20,998	38,174	43,036
Cash, cash equivalents, and restricted cash—end of period	$36,250	$31,897	$36,250	$31,897

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(2,917)	$(6,489)	$(6,268)	$(17,049)
Total other non-operating (income) and expense, net	146	(40)	(1,052)	305
Income tax (benefit) expense	(93)	588	(88)	1,503
Depreciation and amortization	3,938	3,802	10,924	10,891
Stock-based compensation expense	1,412	1,452	3,988	3,388
Restructuring expense	—	(8)	—	—
Other EBITDA adjustments	(22)	27	300	429
Adjusted EBITDA*	$2,464	$(668)	$7,804	$(533)

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$29,072	$14,471	$7,658	$(263)
Purchases of property and equipment	(4,011)	(3,564)	(13,720)	(11,700)
Free cash flow *	$25,061	$10,907	$(6,062)	$(11,963)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31	Jun 30	Sep 30
	2018	2018	2018	2018	2018	2019	2019	2019
Revenue by Segment (in thousands, except percentages)

Literacy	12,384	12,695	13,215	14,472	52,766	14,806	15,101	15,587
E&E Language	15,436	15,356	14,990	14,594	60,376	14,443	14,502	14,074
Consumer Language	14,988	15,451	14,545	15,508	60,492	15,362	16,339	15,795
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942	45,456

YoY Growth (%)
Literacy	22%	22%	20%	20%	21%	20%	19%	18%
E&E Language	(6)%	(11)%	(9)%	(3)%	(7)%	(6)%	(6)%	(6)%
Consumer Language	(29)%	(15)%	(22)%	(13)%	(20)%	2%	6%	9%
Total	(10)%	(5)%	(7)%	—	(6)%	4%	6%	6%

% of Total Revenue
Literacy	29%	29%	31%	32%	30%	33%	33%	34%
E&E Language	36%	35%	35%	33%	35%	32%	32%	31%
Consumer Language	35%	36%	34%	35%	35%	34%	35%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	36,965	37,759	37,747	39,936	152,407	39,830	41,179	40,891
International	5,843	5,743	5,003	4,638	21,227	4,781	4,763	4,565
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942	45,456

Revenues by Geography (as a %)
United States	86%	87%	88%	90%	88%	89%	90%	90%
International	14%	13%	12%	10%	12%	11%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.